Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

December 13, 2006

Board of Directors

Tempo Bank

28 West Broadway

Trenton, Illinois 62293

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-1, Form MHC-2, and the Form H-(e) 1-S, and any amendments thereto, for Tempo Bank. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Sugar Creek Financial Corp.

Sincerely,

/s/ RP FINANCIAL, LC.
RP® FINANCIAL, LC.

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